PRICING SUPPLEMENT AMENDMENT Dated January 10, 2019

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-224192

Supplementing the Preliminary Prospectus

Supplement, dated January 9, 2019 and the

Base Prospectus, dated April 6, 2018

AerCap Ireland Capital Designated Activity Company

AerCap Global Aviation Trust

$700,000,000 4.450 % Senior Notes due 2021

$400,000,000 4.875 % Senior Notes due 2024

Guaranteed by AerCap Holdings N.V.

Update to Optional Make-Whole Redemption for 4.450% Senior Notes due 2021

The previously filed Pricing Supplement (the “Pricing Supplement”), dated January 9, 2019 (SEC Accession Nos. 000119312519005455, 000119312519005458, 000119312519005460, 000119312519005462, 000119312519005464, 000119312519005467 and 000119312519005469), contained an incorrect par call date for the 4.450% Senior Notes due 2021. The updated par call date is set forth below. This amendment should be read together with the Pricing Supplement.

Optional Make-Whole Redemption:	Following issuance and prior to November 16, 2021, make-whole call at T+30 basis points. At any time on or after November 16, 2021, par call.

THIS INFORMATION DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE SECURITIES OR THE OFFERING. PLEASE REFER TO THE PROSPECTUS FOR A COMPLETE DESCRIPTION.

THE ISSUERS HAVE FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUERS HAVE FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUERS AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS BY CALLING BARCLAYS CAPITAL INC. TOLL FREE AT (888) 603-5847, DEUTSCHE BANK SECURITIES INC. TOLL FREE AT (800) 503-4611, J.P. MORGAN SECURITIES LLC BY CALLING COLLECT AT (212) 834-4533, MIZUHO SECURITIES USA LLC TOLL FREE AT (866) 271-7403 OR SANTANDER INVESTMENT SECURITIES INC. TOLL FREE AT (855) 403-3636.

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

THIS COMMUNICATION IS NOT INTENDED TO BE A CONFIRMATION AS REQUIRED UNDER RULE 10b-10 OF THE SECURITIES EXCHANGE ACT OF 1934. A FORMAL CONFIRMATION WILL BE DELIVERED TO YOU SEPARATELY.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.